Exhibit 99.1

Inverness Medical Innovations Agrees to Sell 5,000,000
Shares of Common Stock
August 21, 2006

Waltham, Massachusetts — Inverness Medical Innovations, Inc. (AMEX: IMA) announced today that it has entered into definitive agreements with funds affiliated with 17 accredited institutional investors to sell 5,000,000 shares of its common stock in a private placement at $30.25 per share following their agreement to do so on August 17, 2006. Inverness intends to use the proceeds for general corporate purposes including repayment of indebtedness and future acquisitions. The transaction is expected to close later this week.

The shares being sold have not been registered under the Securities Act of 1933 or any state securities laws and, until so registered, may not be offered or sold in the United States or any state absent registration or an applicable exemption from registration requirements.

For more information about Inverness Medical Innovations, please visit our website at www.invernessmedical.com.

Inverness Medical Innovations is a leading global developer of in vitro diagnostic products and is presently exploring new opportunities for its lateral flow immunoassay and other proprietary technologies in a variety of professional diagnostic and consumer-oriented applications, including immuno-diagnostics with a focus on cardiology, infectious disease and women’s health. Inverness’ new product development efforts, as well as its position as a leading supplier of consumer pregnancy and fertility/ovulation tests and rapid point-of-care diagnostics, are supported by the strength of its intellectual property portfolio. Inverness is headquartered in Waltham, Massachusetts.